                                                                    Exhibit 3.18


                               OPERATING AGREEMENT



                                       OF



                        HUNTSMAN PACKAGING OF CANADA, LLC



                        a Utah Limited Liability Company












                                           1998

                                TABLE OF CONTENTS


ARTICLE I DEFINITIONS.........................................................        1
   1.1   Act..................................................................        1
   1.2   Agreement or Operating Agreement.....................................        1
   1.3   Articles of Organization.............................................        1
   1.4   Capital Account......................................................        1
   1.5   Code.................................................................        2
   1.6   Company..............................................................        2
   1.7   Division.............................................................        2
   1.8   Effective Date.......................................................        2
   1.9   Manager..............................................................        2
   1.10  Member or Members....................................................        2
   1.11  Treasury Regulations.................................................        2

ARTICLE II FORMATION OF LIMITED LIABILITY COMPANY.............................        3
   2.1   Creation.............................................................        3
   2.2   Company Name.........................................................        3
   2.3   Company Offices and Agent for Service of Process.....................        3
   2.4   Name and Address of Member...........................................        3
   2.5   Number of Members....................................................        3
   2.6   Character of Business................................................        4
   2.7   Period of Duration...................................................        4

ARTICLE III CAPITAL CONTRIBUTIONS.............................................        4
   3.1   Contributions to Capital.............................................        4
   3.2   Initial Capital Interests............................................        4
   3.3   Additional Contributions.............................................        4
   3.4   Interest on Contributions............................................        5
   3.5   Withdrawal of Capital................................................        5

ARTICLE IV CAPITAL ACCOUNTS; DRAWING ACCOUNTS.................................        5
   4.1   Capital Accounts.....................................................        5
   4.2   Drawing Accounts.....................................................        5
   4.3   Distribution of Profits..............................................        6
   4.4   Transfers from Drawing Accounts to Capital Accounts..................        6
   4.5   Allocation of Losses in Excess of Capital Account....................        6
   4.6   Qualified Income Offset..............................................        6
   4.7   Return of Capital....................................................        6

ARTICLE V PROFITS AND LOSSES..................................................        6
   5.1   Allocation of Profits and Losses.....................................        6
   5.2   Liability of Members.................................................        7
   5.3   Distribution in Kind.................................................        7

ARTICLE VI ACCOUNTING FOR THE COMPANY.........................................        7

   6.1   Accounting Methods; Fiscal Year......................................        7
   6.2   Meetings and Review of Financial Statements..........................        7
   6.3   Records..............................................................        7

ARTICLE VII MANAGEMENT OF COMPANY.............................................        8
   7.1   Management by Managers...............................................        8
   7.2   Management by Members................................................        8
   7.3   Authority of Managers................................................        8
   7.4   Restrictions on Manager..............................................        9
   7.5   Number, Term and Qualifications......................................        9
   7.6   Manner of Acting.....................................................        9
   7.7   Appointment and Removal..............................................        9
   7.8   Fiduciary Responsibilities...........................................       10
   7.9   Bank Accounts........................................................       10
   7.10  Permitted Transactions...............................................       10
   7.11  Time and Attention Required of Managers and Members..................       10
   7.12  President and Vice President of the Company..........................       11

ARTICLE VIII COMPENSATION TO MANAGER..........................................       11

ARTICLE IX CONTINUATION OF COMPANY UPON THE DEATH,  INCAPACITY,
         RESIGNATION, EXPULSION,  BANKRUPTCY OR DISSOLUTION
         OF A MEMBER..........................................................       11

ARTICLE X TRANSFER OF INTEREST................................................       12
   10.1  Transfer by a Member.................................................       12
   10.2  Requirements of Transferee...........................................       13
   10.3  Compliance with Securities Laws......................................       13
   10.4  Options to Purchase Interests........................................       13
   10.5  Rights of First Refusal of Members...................................       14
   10.6  Transfer Provisions Binding..........................................       15
   10.7  Encumbrances.........................................................       15

ARTICLE XI ADMISSION OF NEW MEMBERS...........................................       15

ARTICLE XII DISSOLUTION, WINDING UP AND CANCELLATION..........................       15
   12.1  Events Causing Dissolution...........................................       15
   12.2  Method of Winding Up and Cancellation................................       16

ARTICLE XIII ENCUMBRANCES.....................................................       16

ARTICLE XIV INDEMNITY.........................................................       17

ARTICLE XV MISCELLANEOUS......................................................       17
   15.1  Notices..............................................................       17
   15.2  Entire Agreement; Amendments.........................................       17
   15.3  Construction.........................................................       17
   15.4  Interpretation.......................................................       17

   15.5  Execution of Further Instruments.....................................       18
   15.6  Headings.............................................................       18
   15.7  Agreement to be Binding..............................................       18
   15.8  Provisions Contrary to Act; Severability.............................       18

                               OPERATING AGREEMENT
                                       OF
                        HUNTSMAN PACKAGING OF CANADA, LLC


      THIS OPERATING AGREEMENT OF HUNTSMAN PACKAGING OF CANADA, LLC, a Utah limited liability company, is made and entered into as of February 27, 1998, by and among the Company, Huntsman Packaging Corporation, a Utah corporation and the initial Member, and each other person who becomes a Member in accordance with Article 11 below. The capitalized terms used herein without definition have the meanings specified in Article 1 below.

      WHEREAS, Huntsman Packaging Corporation desires to form a limited liability company under the laws of the State of Utah; and

      WHEREAS, on the date of this Agreement, Huntsman Packaging Corporation has caused the Company to be organized by filing Articles of Organization with respect to the Company with the Division.

      NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Certain terms used in this Agreement shall have the meanings specified below:

1.1   ACT.

      The term "Act" shall mean the Utah Limited Liability Company Act, as set forth in Sections 48-2b-101 through 48-2b-157, Utah Code Annotated, as amended from time to time.

1.2   AGREEMENT OR OPERATING AGREEMENT.

      The terms "Agreement" or "Operating Agreement" shall mean this Operating Agreement as the same may be modified or amended from time to time in accordance with Section 15.2 hereof.

1.3   ARTICLES OF ORGANIZATION.

      The terms "Articles" and "Articles of Organization" shall mean the Articles of Organization of the Company which shall be filed with the Division. The Articles shall be in the form attached as Exhibit A to this Agreement.

1.4   CAPITAL ACCOUNT.

      The term "Capital Account" shall refer to a Member's equity in the Company as described and adjusted in Article 4 of this Agreement.

1.5   CODE.

      The term "Code" shall mean the Internal Revenue Code of 1986, as amended, including any applicable Treasury Regulations promulgated thereunder.

1.6   COMPANY.

      The term "Company" shall mean the Utah limited liability company to be formed under this Agreement, and as the same shall exist hereafter, pursuant to this Agreement and the Articles, and in accordance with the Act, the name of which currently is Huntsman Packaging of Canada, LLC

1.7   DIVISION.

      The term "Division" shall mean the Utah Department of Commerce, Division of Corporations and Commercial Code or any other department or division of the State of Utah which hereafter may be given responsibility for administering the Act and accepting filings in behalf of the Company.

1.8   EFFECTIVE DATE.

      The term "Effective Date" shall mean the date of filing of the Articles with the Division.

1.9   MANAGER.

      The term "Manager" or "Managers" shall mean one or more managers as appointed by the Members from time to time pursuant to Article 7 below, and as authorized by Sections 48-2b-125(2) and (3) of the Act. The current Managers are Richard P. Durham, Jack E. Knott, N. Brian Stevenson and Ronald G. Moffitt, and each shall remain a Manager until his position as such is terminated in accordance with the provisions of Article 7 below. The term "Manager" or "Managers" shall mean any successor or additional managers to the initial Managers, designated in accordance with Article 7 hereof, during the period of such responsibilities.

1.10  MEMBER OR MEMBERS.

      The terms "Member" or "Members" shall mean Huntsman Packaging Corporation or any person or persons who are permitted to be, and become, a successor to all or any portion of its interests in the Company, or any persons who may become additional members of the Company in accordance with the provisions of Article 11 below and Section 48-2b-122 of the Act.

1.11  TREASURY REGULATIONS.

      The term "Treasury Regulations" shall refer to the income tax regulations promulgated under the Code and effective as of the date hereof, as modified and supplemented or superseded after the date hereof. Where a specific Treasury Regulation is referenced, the reference shall be deemed to extend to any successor regulation of similar scope, whether or not denominated by the same section number or heading.

                                   ARTICLE II

                     FORMATION OF LIMITED LIABILITY COMPANY

2.1   CREATION.

      On the Effective Date, the Member has caused the Company to be organized pursuant to the Act. The terms and provisions of this Agreement will be construed and interpreted in accordance with the terms and provisions of the Act.

2.2   COMPANY NAME.

      The name of the Company shall be Huntsman Packaging of Canada, LLC and the business of the Company shall be conducted under that name in the State of Utah and under such name or variations thereof, as any Manager may deem necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may elect to do business. If necessary, each Manager will use his best efforts to take the action required to comply with the Act, assumed name act, fictitious name act, or similar statute in effect in each jurisdiction or political subdivision in which the Company proposes to do business.

2.3   COMPANY OFFICES AND AGENT FOR SERVICE OF PROCESS.

      The principal place of business of the Company, where the Company records as specified in the Act shall be kept shall be 500 Huntsman Way, Salt Lake City, Utah 84108. The address of the registered agent of the Company, where legal process may be served as designated in the Articles or amendments thereto, shall be 500 Huntsman Way, Salt Lake City, Utah 84108, and the name of the current registered agent at that address is Ronald G. Moffitt. The Member may from time to time change the principal place of business of the Company and/or the registered agent, and amend the Articles to reflect such change, and may in its discretion establish additional places of business of the Company.

2.4   NAME AND ADDRESS OF MEMBER.

      The name and business address of the Member of the Company is as follows:

                         Huntsman Packaging Corporation
                                500 Huntsman Way
                           Salt Lake City, Utah 84108

2.5   NUMBER OF MEMBERS.

      The Member identified herein shall constitute the sole member in the Company, and, except as expressly provided for herein, no additional Members shall be admitted to the Company. The Member shall not sell or assign its interest in the Company except as provided in Article 10 of this Agreement.

2.6   CHARACTER OF BUSINESS.

      The character and purposes of the Company and its business are (a) to operate a chemicals business and to own, lease and operate the properties and assets necessary to operate such chemicals business; (b) to purchase, lease, sell, own and operate, and to finance the acquisition and operation of, real property and personal property; (c) to incur indebtedness, secured or unsecured, for any of the purposes of the Company; (c) to invest and reinvest the assets of the Company in, and to purchase or otherwise acquire, hold, sell, transfer, exchange or otherwise dispose of, or realize upon, securities of all types and descriptions and any other interests in business ventures; (d) to engage in any other lawful business activity permitted under the laws of the State of Utah; and (e) any other purposes that are necessary to protect or enhance the properties and assets of the Company.

2.7   PERIOD OF DURATION.

      The period of the Company's duration or term shall be fifty (50) years commencing on the Effective Date; provided, however, that the Company may be dissolved prior to the end of such term in accordance with the provisions of
Article 12 below.

                                   ARTICLE III

                              CAPITAL CONTRIBUTIONS

3.1   CONTRIBUTIONS TO CAPITAL.

      The Member shall contribute to the Company the property interests which are more particularly described in Exhibit B attached hereto and by this reference made a part hereof. The agreed fair market value of such property interests or services also are set forth in Exhibit B hereto. In the event a Member transfers to the Company property which is subject to an underlying encumbrance and to which there is recourse to the transferring Member, then and in such event, the underlying liability shall remain with the transferring Member.

3.2   INITIAL CAPITAL INTERESTS.

      The interests of the Member in the initial capital of the Company are as follows:


Member                                   Percent Interest
------                                   ----------------
Huntsman Packaging Corporation           100%


3.3   ADDITIONAL CONTRIBUTIONS.

      The Members may from time to time, with the consent of all Members, make additional capital contributions, as provided for herein. Each such contribution shall be satisfied in cash or by a contribution of an interest in property equal in value to the specified contribution amount for each Member. The Members have not agreed to and are not obligated to make any other contributions.

3.4   INTEREST ON CONTRIBUTIONS.

      No interest shall be paid on the initial capital accounts of the Company or on any subsequent capital contributions made by the Members.

3.5   WITHDRAWAL OF CAPITAL.

      No withdrawals of the Company capital will be permitted except on the vote of all of the Members, or except in accordance with the provisions of Articles 4 and 12 of this Agreement.

                                   ARTICLE IV

                       CAPITAL ACCOUNTS; DRAWING ACCOUNTS

4.1   CAPITAL ACCOUNTS.

      An individual capital account shall be maintained for each Member. The interest of each Member in the capital of the Company shall consist of its share of the capital of the Company as shown in Article 3 hereof increased by (a) its additional contributions to capital and (b) its share of Company profits transferred to capital, and decreased by (i) distributions to it in reduction of its Company capital and (ii) its share of Company losses, if transferred from its drawing account. For federal income tax purposes, (x) if the Company has only one Member (and such Member is a corporation), it will be treated as a branch of such Member, or (y) if the Company has two or more Members, it will be treated a partnership and its Members will be treated as partners (accordingly, the capital accounts shall be established, maintained, and adjusted in accordance with the requirements of Treasury Regulation Section 1.704-1(b) (2)
(iv) and any successor regulations, as the same may be determined by the Internal Revenue Service, and all particular accounting requirements of those regulations necessary to have the allocations of this Operating Agreement recognized shall be deemed incorporated by this reference).

4.2   DRAWING ACCOUNTS.

      Separate drawing accounts shall be maintained for the Members. All withdrawals made by the Members shall be charged to their drawing accounts. Each Member's share of profits and losses shall be credited or charged to its drawing account. Unless a balance in a Member's drawing account in its favor (a credit balance) is transferred to its capital account as hereinafter provided, it shall constitute a liability of the Company to that Member payable as provided in paragraph 4.3 of this Article 4, without interest; it shall not constitute a part of its capital account or its interest in the capital of the Company. Unless a deficit in a Member's drawing account (a debit balance) is transferred to its capital account as hereinafter provided, it shall constitute an obligation of that Member to the Company and shall not reduce its capital account or its interest in the capital of the Company, regardless of whether said deficit is occasioned by the Member's drawings in excess of its share of Company profits or by charging the Member for its share of Company losses. Payment of any obligation thus owing to the Company shall be made in a manner and time determined by the Managers, together with Members who are not Managers holding a majority of the interest of all such Members in the capital of the Company.

4.3   DISTRIBUTION OF PROFITS.

      If the Managers determine that any portion of the credit balances in the Members' drawing accounts should be retained for the reasonable needs of the business, such portion shall be retained in the drawing accounts of the Company. Any portion of the Members' drawing accounts which is not so retained for the reasonable needs of the business, shall be distributed to the Members in accordance with their respective interests therein no less often than annually.

4.4   TRANSFERS FROM DRAWING ACCOUNTS TO CAPITAL ACCOUNTS.

      The Managers may transfer all or part of any credit balances or debit balances in the Members' drawing accounts to the Members' capital accounts at any time, provided the transfers are made proportionately to each Member's interest in capital unless otherwise agreed in writing by all the Members.

4.5   ALLOCATION OF LOSSES IN EXCESS OF CAPITAL ACCOUNT.

      No allocation shall be made to a Member to the extent that the allocation causes or increases a deficit balance in the Capital Account of that Member at the end of the taxable year of the Company to which the allocation relates after the Capital Account has been reduced as required by Treasury Regulation Section 1.704-l(b) (2) (ii) (d).

4.6   QUALIFIED INCOME OFFSET.

      In the event any Member unexpectedly receives an adjustment, allocation or distribution that results in a deficit balance in such Member's Capital Account, there shall be allocated to such Member items of Company income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible in accordance with Treasury Regulation Section 1.704-1(b) (2) (ii) (d).

4.7   RETURN OF CAPITAL.

      Each Member shall look solely to the Company assets for the return of its contributions to Company capital, and if the Company assets are insufficient to return such contributions, it shall have no recourse against any other Member for that purpose. There is no right given the Members to receive upon liquidation of the Company any property other than cash in return for its contributions. The provisions of Article 12 shall govern the procedure and computation of amounts available for distribution upon dissolution of the Company.

                                    ARTICLE V

                               PROFITS AND LOSSES

5.1   ALLOCATION OF PROFITS AND LOSSES.

      Except as otherwise expressly set forth in this Agreement, the net profits or net losses of the Company shall be credited or charged to the Members at the end of each fiscal year of the

Company in the ratios set forth in paragraph 3.2 of Article 3 above, or in the adjusted ratios if an adjustment in the proportionate shares of a Member has been made pursuant to Article 4 above.

5.2   LIABILITY OF MEMBERS.

      No Member shall personally be liable for any of the losses of the Company beyond his capital interest in the Company.

5.3   DISTRIBUTION IN KIND.

      The Company may, upon approval of Members holding a majority of the interest in the capital of the Company, make distributions in kind. All Members must accept distributions in kind, including a distribution of any asset in kind to the extent that the percentage of the asset distributed to the Member exceeds the percentage of that asset which is equal to the percentage in which the Member shares in distribution from the Company.

                                   ARTICLE VI

                           ACCOUNTING FOR THE COMPANY

6.1   ACCOUNTING METHODS; FISCAL YEAR.

      Profits and losses of the Company shall be determined in accordance with generally accepted accounting principles, and shall include gains or losses from the sale of Company assets. The fiscal year of the Company, for both accounting and tax reporting purposes, shall commence on January 1 and terminate on December 31 of each year.

6.2   MEETINGS AND REVIEW OF FINANCIAL STATEMENTS.

      Not less than once a year, a meeting of all Members shall be held. The tax returns and any financial statements shall be reviewed and discussed at that meeting. On written request, any Member shall be entitled to copies of tax returns and any financial statements prepared for the Company.

6.3   RECORDS.

      The Company shall keep at its principal place of business the records required to be kept there pursuant to Section 48-2b-119 of the Act. Said records are subject to inspection and copying at the reasonable request and at the expense of any Member during ordinary business hours.

                                   ARTICLE VII

                              MANAGEMENT OF COMPANY

7.1   MANAGEMENT BY MANAGERS.

      Management of the Company shall initially be vested in four (4) Managers, and thereafter as appointed by the Members from time to time. The initial Managers of the Company shall be Richard P. Durham, Jack E. Knott, N. Brian Stevenson and Ronald G. Moffitt, and they shall each continue as Managers of the Company until their respective death, resignation, or removal. Upon the death, resignation or removal of any Manager, the Members may elect a new Manager in accordance with the provisions of this Article 7. In the event that the Managers of the Company as provided in this Article 7 are no longer serving, the business of the Company shall be under the exclusive management of the Members, and in such case, the agreement of a majority in interest of all Members (in accordance with their proportionate share of the capital of the Company) shall be necessary for all decisions affecting the Company, and individual Members shall have no power as such. In the event the Managers are changed, the Company shall file with the Division an amendment to the Articles of Organization, as required by law.

7.2   MANAGEMENT BY MEMBERS.

      At all times when there are not one or more Managers appointed to act hereunder by the Members pursuant to this Article 7, all business of the Company shall, as indicated above, be under the exclusive management of the Members and the agreement of a majority in interest of all Members (in accordance with their proportionate share of the capital of the Company) shall be necessary for all decisions affecting the Company. All actions which are or may be taken by or on behalf of the Company, or regarding the management of the Company, by the Managers of the Company, as provided herein or under the Act, shall be taken by the Members at all times when there is no Manager acting hereunder.

7.3   AUTHORITY OF MANAGERS.

      The Managers may exercise all the powers of the Company whether derived from law, the Articles of Organization or this Agreement (except such powers as are by statute, by the Articles of Organization, or by this Agreement vested solely in the Members), and shall have the right, power and authority to do on behalf of the Company all things which are necessary or desirable to carry out the business of the Company, including, but not limited to, the right, power and authority (a) to sell, exchange, or grant an option for the sale or exchange of the property of the Company in the ordinary course of business, (b) to invest and reinvest any available funds, (c) to incur all reasonable expenditures, (d) to employ and dismiss from employment any and all employees, agents, independent contractors, attorneys, and accountants, (e) to prepay in whole or in part, refinance, modify, or extend any indebtedness, (f) to do any and all of the foregoing at such price, rental or amount, for cash, securities, or other property and upon such terms as the Managers deem proper, (g) to place record title to any property in the name of the Company, (h) to adjust, compromise, settle, or refer to arbitration any claim against or in favor of the Company or any nominee, and to institute, prosecute, and defend any legal proceeding relating to the business or property of the Company, (i) to delegate all or any portion of the powers granted hereunder to one or more attorneys-in-fact, and (j) to execute, acknowledge and deliver any and all instruments to effectuate any and all of the foregoing.

7.4   RESTRICTIONS ON MANAGER.

      No Manager shall, without the written consent or written ratification of the specific act by all Members:

            (a) Do any act to make it impossible to carry on the ordinary business of the Company.

            (b) Confess a judgment against the Company.

            (c) Possess Company property in the name of the Manager or assign rights of the Manager in specific Company property for other than a Company purpose.

            (d) Admit a person as a Member except as otherwise provided in this Agreement.

            (e) Continue the business with Company property after its bankruptcy, dissolution, cancellation or other cessation to exist.

            (f) Incur indebtedness other than normal accounts payable indebtedness in the ordinary course of business.

            (g) Sell, exchange, lease, mortgage, pledge, transfer, or otherwise encumber or dispose of any portion of the assets of the Company, except in the ordinary course of business.

            (h) Enter into any transaction with, make payments to, or receive payments from, directly or indirectly, any Manager, Member, or other affiliate of the Company.

7.5   NUMBER, TERM AND QUALIFICATIONS.

      The Company may have one or more Managers. Subject to the provisions of
Section 7.1, appointment of Manager(s) or increases or decreases in the number of Managers may be made as the Members shall from time to time determine, by agreement of Members holding a majority of the interest in the capital of the Company, or by amendment to this Agreement. Each Manager shall hold office until the Manager's successor shall have been appointed. A Manager need not be a Member of the Company.

7.6   MANNER OF ACTING.

      At all times when the Company is managed by Managers, except as otherwise set forth in the Articles of Organization or this Agreement, any Manager shall have the authority to bind the Company in accordance with the Act.

7.7   APPOINTMENT AND REMOVAL.

      A Manager may be appointed only by the approval of Members holding a majority of the interest in the capital of the Company. Any Manager may be immediately and permanently removed, with or without cause, upon the approval of Members holding a majority of the interest in the capital of the Company.

7.8   FIDUCIARY RESPONSIBILITIES.

      Each Member and Manager shall, in all events, account to the Company and to the Members for any benefit, and hold, as trustee for the Company and the Members, any profits derived by a Member or Manager from any transaction connected with the formation, conduct or liquidation and winding up of the Company or from any use by a Member or Manager of Company property, and such duty extends to the personal representatives of any deceased Member or Manager involved in the liquidation and winding up of the Company. All management, investments, accountings, and distributions shall be conducted by the Members or Managers, as the case may be, subject to good faith and fiduciary responsibility. However, no Member or Manager shall be liable for any loss or depreciation in the value of the Company or any of its assets or business occurring by reason of error of judgment in making any sale, any investment or reinvestment, or any management, investment or business decision whatsoever, provided such loss or depreciation in value has not occurred through the actual fraud, gross negligence or willful default of such Member or Manager. Good faith and fiduciary responsibility shall be required of all Members and Managers.

7.9   BANK ACCOUNTS.

      The Company shall maintain checking or other accounts in such bank or banks as the Managers shall determine and all funds received by the Company shall be deposited therein and withdrawn therefrom under such general or specific authority as the Members shall grant to the Managers.

7.10  PERMITTED TRANSACTIONS.

      The fact that any Member, or any affiliate of a Member, or any employee, partner, officer, or director of either a Member or an affiliate of a Member, is employed by, or is directly or indirectly interested in or connected with, or is any person employed by the Company or any affiliate of the Company to render or perform a service, or from or through whom the Company or any affiliate of the Company may make any sale or purchase, or from whom the Company or any affiliate of the Company may borrow, shall not prohibit the Company or any affiliate of the Company from engaging in any transaction with such person, or create any duty of legal justification additional to that which would exist if such person were not so related to the Company, and neither the Company nor any other Member shall have any right in or to any benefits derived from such transaction by such Member or person.

7.11  TIME AND ATTENTION REQUIRED OF MANAGERS AND MEMBERS.

      The parties understand that the Managers and Members have other business activities that take a substantial portion of their time and attention. Accordingly, the Managers and Members are required to devote to the business of the Company only the time and attention that they in their sole discretion shall deem necessary.

7.12  PRESIDENT AND VICE PRESIDENT OF THE COMPANY.

      The Company may, but is not required to have, a President and one or more Vice Presidents. The Managers of the Company shall appoint the President and the Vice Presidents of the Company, if any, and each such officer shall serve until his or her successor has been appointed and such officers may be immediately and permanently removed, with or without cause, upon the approval of the Managers. If the Managers elect to appoint a President and/or Vice President of the Company, such President and Vice President shall perform such duties and have such authority as may be assigned and delegated to him or her by the Managers. The initial President of the Company shall be Richard P. Durham and the initial Vice Presidents shall be Jack E. Knott, N. Brian Stevenson and Ronald G. Moffitt.

                                  ARTICLE VIII

                             COMPENSATION TO MANAGER

      In the sole discretion of the Members, each Manager may be entitled to receive a salary or fee each year set by the Members in a reasonable amount to cover his work regarding the business of the Company in proportion to the amount of work done by each Manager each year, but in no event to exceed the salary or fee ordinarily paid for comparable managerial services rendered by uninterested managers in similar businesses. If paid, such salary or fee shall be deducted from Company income, like any other expense, in determining the net profit or net loss distributable to the Members under Article 5. If paid, such salary or fee shall be an obligation of the Company and shall not be an obligation of the individual Members. The compensation of each Manager may be reviewed periodically and adjusted by the Members in order to give each Manager fair compensation.

                                   ARTICLE IX

                     CONTINUATION OF COMPANY UPON THE DEATH,
                       INCAPACITY, RESIGNATION, EXPULSION,
                      BANKRUPTCY OR DISSOLUTION OF A MEMBER

      In the event a Member dies, becomes incapacitated, resigns, is expelled, becomes bankrupt, or is dissolved (a "terminating Member"), the Company shall terminate and dissolve and immediately wind up its affairs and the Company shall thereafter conduct only activities necessary thereto, and the Company shall be dissolved in accordance with the provisions of Article 12 below and shall file Articles of Dissolution with the Division, unless within ninety (90) days of the date of the event causing such termination, the remaining Members unanimously agree to continue the Company and its operations. If the remaining Members unanimously agree to continue the Company and its operations, then:

            (a) The terminating Member shall have the right to require the Company to pay, in equal monthly amounts over a period of one (1) year without interest, an amount equal to the fair market value of the terminating Member's interest in the Company, including goodwill, if any. Notwithstanding other provisions hereof, the Company, or if the Company determines that it is not able or willing to do so, then the remaining Members, in that order, shall have the right, at their election, to purchase the terminating Member's interest in the Company, upon such terms and conditions as they and the terminating Member, or the legal representative or representatives of the terminating Member if he is deceased, may agree. If the parties cannot agree upon the price for such a sale, then the Manager and the terminating Member or his personal representative shall each select and appoint an appraiser. If the appraisers so selected are not able to agree on a valuation, then they shall select a third appraiser, and the decision of a majority of the three (3) appraisers shall be binding upon all interested parties. In the event the terminating Member is the sole Manager and the Company is purchasing the interest, Members holding a majority of interest in the capital of the Company shall select such appraiser. The acquiring party or parties and the terminating Member, or the legal representative or representatives of the terminating Member if he is deceased, shall share equally the cost of the appraisal. In the event the parties are unable to agree upon mutually acceptable terms and conditions, then the purchase price shall be paid in cash in equal monthly amounts over a period of one (1) year without interest.

            (b) If under the Act, the loss of the Member is an event which requires that an Amendment regarding the Company's Articles be filed with the Division or some other authority, or that some other action be taken by the Company, then within the time provided for under the Act for the filing of such an Amendment or taking such other action, the remaining Members shall cause such an Amendment to be properly filed or such other action to be taken.

            (c) The Company shall continue until the end of the term for which it is formed or until the subsequent event of termination of the membership of another Member, in which event a determination of whether the Company should be continued by the remaining members in accordance with the provisions above shall again be made.

      If no election to continue the Company is made within the specified time, the Company shall immediately wind up its affairs and be dissolved by filing Articles of Dissolution with the Division. For purposes of this Article 9, the bankruptcy of a Member shall be deemed to occur when the Member is adjudicated a bankrupt under federal bankruptcy laws or has executed and delivered an assignment for the benefit of creditors.

                                    ARTICLE X

                              TRANSFER OF INTEREST

10.1  TRANSFER BY A MEMBER.

      A Member may not sell, assign or otherwise transfer all or any part of his interest in the Company, thereby substituting such transferee for himself as a new Member of the Company, except with the written consent of Members holding a majority of the interest in the capital of the Company, which consent may be withheld for any reason and without any liability to the Company or to any other Member. Notwithstanding anything to the contrary contained herein, a Member shall have the right at any time to sell or give his interest in the Company to another Member.

10.2  REQUIREMENTS OF TRANSFEREE.

      Subject to the other provisions of this Article 10, any Member who desires to transfer all or any part of his interest and who obtains the consent of the Managers and the Members to such transfer shall comply with the requirements of
Section 10.3 and shall arrange for his transferee to be bound by this Agreement, as it may then be amended, by having such transferee execute two counterparts of an instrument of assignment satisfactory in form to the Company and by delivering the same to the Company together with any such other information that may be required by counsel to the Company. The transferee may be required to pay any and all reasonable filing and recording fees, legal fees, accounting fees, and other charges and fees incurred by the Company and its counsel as a result of such transfer. Each assignment or transfer shall be effective on the Company records as of the first day of the calendar month following the month during which the Company actually receives the aforesaid instrument of assignment executed by both the transferor and transferee; however, no attempted assignment or transfer shall be effective or recognized by the Company or the Members until all requirements of this Article 10 have been satisfied.

10.3  COMPLIANCE WITH SECURITIES LAWS.

      Notwithstanding any provision in this Article 10 to the contrary, no interest may be sold, pledged, hypothecated or otherwise transferred except in compliance with the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws or applicable exemptions from registration under those laws. The Company may further require an opinion of counsel from counsel acceptable to the Company that the proposed transfer would constitute a transaction that is exempt from the registration requirements of all applicable federal and state securities laws. All costs of complying with the requirements of this paragraph, including the costs of a review of the matter by counsel for the Company, shall be borne by the transferor and transferee.

10.4  OPTIONS TO PURCHASE INTERESTS.

      Each Member hereby grants to the other Members, as hereinafter provided, the option to purchase the Member's interest in the Company upon certain conditions set forth in the balance of this Section 10.4.

            (a) In the event that any Member's interest in the Company ("Membership Interest") is voluntarily transferred without complying with the provisions of this Article 10 or if such Membership Interest is involuntarily transferred, then the other Members ("purchasing Members") shall have the right and option, for a period of ninety (90) days following the Company's knowledge of the occurrence of such event, to purchase the Membership Interest of the Member who voluntarily or involuntarily transferred such interest ("transferring Member") by giving a written notice ("Notice of Intention") to exercise the option to the transferring Member. If there is more than one other purchasing Member, then each purchasing Member shall have the right to purchase such portion of the transferring Member's interest as the percentage interest owned by said purchasing Member at such time bears to the total interest owned by all other purchasing Members; provided, however, that if any purchasing Member does not purchase his full proportion of the allotment of the Membership Interest, the unaccepted Membership

Interest may be purchased by the other purchasing Members proportionately. In the event said option is exercised, then the purchasing Members shall have the right to purchase the Membership Interest of the transferring Member upon the terms and conditions set forth in subparagraph (b), below.

            (b) The purchase price for the Membership Interest of the transferring Member under this Section 10.4 shall be fair market value of such Membership Interest. In the event that the purchasing Members and the transferring Member (or his legal representatives) cannot agree on the fair market value of the interest in the Company, then the purchasing Members and the transferring Member shall each appoint an appraiser. In the event the appraisers so appointed are unable to mutually agree upon the fair market value of the Membership Interest then they shall appoint a third appraiser and the decision of a majority of the three (3) appraisers so appointed shall be binding upon all interested parties. The fees and other costs of the appraisals shall be shared equally one-half by the purchasing Members and one-half by the transferring Member involved in the dispute. The purchase price as determined in this subparagraph (b) shall be paid to the transferring Member upon such terms and conditions as are mutually agreed to by the parties. In the event the parties are unable to agree upon mutually acceptable terms and conditions, then the purchase price shall be paid in cash in equal monthly amounts over a period of one (1) year without interest.

10.5  RIGHTS OF FIRST REFUSAL OF MEMBERS.

      In addition to the option rights granted under Article 9 and Section 10.4, the other Members shall have the right of first refusal to acquire the Membership Interest of any Member ("transferring Member") who is offering such interest in the Company to any person, on terms and conditions identical to those of the proposed sale. Prior to a proposed sale, written notice of the price and terms of the proposed sale and a true and correct copy of the contract or offer to purchase, together with the identity of the proposed buyer, must be provided to the other Members ("non-offering Members"), which notice shall constitute an offer of the interest to the non-offering Members on the terms and conditions set forth in the notice. If there is more than one other non-offering Member, then each non-offering Member shall have the right to purchase such portion of the membership offered for sale as the percentage interest owned by said Member at such time bears to the total percentage membership owned by all other non-offering Members; provided, however, that if any Member does not purchase his full proportionate allotment of the Membership Interest, the unaccepted Membership Interest may be purchased by the other non-offering Members proportionately. Failure of the non-offering Members to accept the offer within thirty (30) days after delivery of the notice to them shall constitute rejection of the offer. In the event that the non-offering Members reject the offer (and after the other provisions of this Article 10 have been satisfied), the transferring Member shall have the right to sell the Membership Interest to the proposed buyer identified in the written notice, provided that the sale is made on terms and conditions identical to those disclosed in the written notice to the non-offering Members and that a binding written agreement of sale is entered into and transfer completed within thirty (30) days after the rejection by the non-offering Members. Notwithstanding the foregoing, any Member may transfer any or all of his Membership Interest which may now or hereafter be owned by him, solely to or for the benefit of one or more persons in the class consisting of the Member and members of the Member's family (as hereinafter defined), subject only to written notification to the Company of the proposed transfer. The term

"Member's family" or "members of the Member's family" for purposes of this Agreement shall be deemed to include any lineal ancestor and lineal descendant of the Member, including legally adopted children, and spouse of the transferor. Transfers in trust, the primary and non-beneficiaries of which are members of the Member's family, shall also be exempt pursuant to the preceding paragraph.

10.6  TRANSFER PROVISIONS BINDING.

      Any sale, assignment or transfer or purported sale, assignment or transfer of any interest in the Company shall be null and void unless made strictly in accordance with the provisions of Article 9 or this Article 10. The transferee of any Membership Interest in the Company shall be subject to all the terms, conditions, restrictions, and obligations of this Agreement. A transferee who has properly acquired the interest of a Member in the Company may become a Member of the Company only if the transferee is admitted as a Member in accordance with the provisions of Article 11. If such transferee is not so admitted, then such transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member; the only rights to which such transferee shall be entitled are the share of profits or other compensation by way of income and the return of contributions to which the transferor was entitled.

10.7  ENCUMBRANCES.

      No Member shall in any way encumber, pledge, hypothecate, or otherwise use its Membership Interest as collateral or security for an obligation, without the prior written consent of the majority of all the Members, which consent may be withheld for any reason without liability to the Company or any other Member.

                                   ARTICLE XI

                            ADMISSION OF NEW MEMBERS

      Additional Members may be admitted to the Company with the prior written consent of Members holding a majority of the interest in the capital of the Company. In the event that a new Member makes a contribution to the Company in return for admission into the Company, the share of such new Member and all other Members in the capital and the profits and losses of the Company, shall be in such proportion as may be agreed upon among all of the Members. In the event new Members are admitted to the Company, the Members shall file with the Division an amendment to the Articles, as required by law.

                                   ARTICLE XII

                    DISSOLUTION, WINDING UP AND CANCELLATION

12.1  EVENTS CAUSING DISSOLUTION.

      The Company shall be dissolved and its affairs shall be wound up when any one or more of the following occurs:

            (a)   The term of the Company expires.

            (b) If there is not at least one (1) Member.

            (c) If, after the death, incapacity, withdrawal, resignation, expulsion, bankruptcy or dissolution of a Member, the business of the Company is not continued pursuant to the provisions of Article 9 hereof.

            (d) All Members vote to dissolve the Company.

12.2  METHOD OF WINDING UP AND CANCELLATION.

      Upon the occurrence of any event causing dissolution as provided in paragraph 12.1, above, the Company shall immediately commence to liquidate and wind up its affairs. The Members shall continue to share profits and losses during the period of liquidation and winding up in the same proportions as before commencement of winding up and dissolution. Any gain or loss in disposition of the Company properties in the process of liquidation and winding up shall be credited or charged to the Members in the ratio of their capital in the Company, as provided in Article 4. The proceeds from the liquidation and winding up shall be applied in the following order:

            (a) To creditors of the Company, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company other than those liabilities to Members on account of their contributions or on account of a Member's withdrawal from the Company or pursuant to a withdrawal of capital.

            (b) To the Members in repayment of the amount of their respective Capital Accounts after taking into account all capital account adjustments for the taxable year during which the liquidation occurs (other than those made pursuant to this subsection (b)).

      For purposes of determining the amount of such distributions, all Company assets shall be valued by the liquidator at their then fair market value, and any gains or losses that arise from their sale at such valuation or, in the event of distributions to be made in kind, that would arise assuming such a sale were made, shall be allocated as specified in this Agreement and in accordance with Treasury Regulation Section 1.704-l (b) (2) (iv) (f).

      When all debts, liabilities, and obligations of the Company have been paid or discharged, or adequate provision has been made to do so, and all of the remaining property and assets of the Company have been distributed to the Members, Articles of Dissolution shall be executed and filed with the Division as required by Section 48-2b-139 of the Act.

                                  ARTICLE XIII

                                  ENCUMBRANCES

      Except as provided in Article 10, no Member shall in any way encumber, pledge, hypothecate or otherwise use his Membership Interest as collateral or security for an obligation, without the prior written consent of the majority of all of the Members.

                                   ARTICLE XIV

                                    INDEMNITY

      The Company shall indemnify and save harmless each Manager from any personal loss or damage incurred by such Manager by reason of any act performed by such Manager for and on behalf of the Company and in furtherance of its interests; provided, however, the provisions of this Article 14 shall apply only to acts of such Manager complying with Section 7.8.

                                   ARTICLE XV

                                  MISCELLANEOUS

15.1  NOTICES.

      Any notices to or between the Members shall be in writing and shall be delivered by hand to the Member or be sent by registered mail, return receipt requested, to the address of each Member as the same appears in the books and records of the Company. Notice shall be deemed to be received on the earlier of the date actually received or the third day after being deposited in the United States mail as above described.

15.2  ENTIRE AGREEMENT; AMENDMENTS.

      This Agreement shall constitute the entire contract between the parties, and there are no other or further agreements outstanding not specifically mentioned herein; provided, however, that this Agreement may be amended, altered, supplemented or modified by the written agreement of all the Members.

15.3  CONSTRUCTION.

      The parties to this Agreement intend that (a) if there is only one Member, the Company shall be classified as a sole proprietorship, if the Member is an individual, or as a branch, if the Member is a corporation, and (b) if there is more than one Member, each Member be recognized as a partner for purposes of
Section 704(e) of the Code, and that the distributive share of each Member in the profits and losses of the Company shall be included in his gross income (it is the intention of the Members that the provisions of Subchapter K of the Code be applicable to the taxation of the Company and its Members). All provisions of this Operating Agreement shall be construed in accordance with these expressed intentions.

15.4  INTERPRETATION.

      Unless otherwise provided, all terms shall have the meaning given them in the ordinary English usage and as customarily used. Words in any gender shall include both other genders and the neuter. Whenever the context requires, the singular shall include the plural, the plural shall include the singular, and the whole shall include any part thereof.

15.5  EXECUTION OF FURTHER INSTRUMENTS.

      The Members shall cooperate with each other in good faith to accomplish the objectives and purposes hereof and to that end, from time to time, they shall make, execute and deliver such other and further instruments as may be necessary or convenient in the fulfillment of this Agreement.

15.6  HEADINGS.

      The headings in this Agreement are included solely for convenience of reference and shall not limit, expand, or otherwise affect the construction of any of the provisions of this Agreement.

15.7  AGREEMENT TO BE BINDING.

      This Agreement shall be governed by the laws of the State of Utah and shall inure to the benefit of and shall be binding upon each of the Members and their respective personal representatives, executors, heirs, successors and assigns (including successors and assigns by operation of law and involuntary event, as well as by voluntary act).

15.8  PROVISIONS CONTRARY TO ACT; SEVERABILITY.

      To the extent any provision of the Agreement varies or contradicts the general provisions of the Act, each Member hereby consents to such variation or contradiction. If any provision of this Agreement or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.


                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                      HUNTSMAN PACKAGING CORPORATION, a Utah corporation


                      By: /s/ Ronald G. Moffitt
                          ----------------------------------------------------
                      Its Executive Vice President and Chief Financial Officer

                      HUNTSMAN PACKAGING OF CANADA, LLC,
                      a Utah limited liability company

                      By: /s/ Ronald G. Moffitt
                          ----------------------------------------------------
                      Its Manager - Vice President

                                                                       EXHIBIT A

                            ARTICLES OF ORGANIZATION
                      OF HUNTSMAN PACKAGING OF CANADA, LLC

      The undersigned, acting as a manager of a limited liability company under the Utah Limited Liability Company Act, adopts the following Articles of Organization for such limited liability company.

      1. Name. The name of the limited liability company is Huntsman Packaging of Canada, LLC (the "Company").

      2. Period of Duration. The period of duration of the Company shall be fifty (50) years from the date these Articles of Organization are filed with the Utah Department of Commerce, Division of Corporations and Commercial Code.

      3. Business Purposes. The business purposes for which the Company is organized are as follows: (a) to operate a chemicals business and to own, lease and operate the properties and assets necessary to operate such chemicals business; (b) to purchase, lease, sell, own and operate, and to finance the acquisition and operation of, real property and personal property; (c) to incur indebtedness, secured or unsecured, for any of the purposes of the Company; (d) to invest and reinvest the assets of the Company in, and to purchase or otherwise acquire, hold, sell, transfer, exchange or otherwise dispose of, or realize upon, securities of all types and descriptions and any other interests in business ventures; (e) to engage in any other lawful business activity permitted under the laws of the State of Utah; and (f) any other purposes that are necessary to protect or enhance the properties and assets of the Company.

      4. Registered Office and Registered Agent. The street address of the Company's initial registered office and the name of the Company's initial registered agent at such street address are as follows:

                                Ronald G. Moffitt
                                500 Huntsman Way
                           Salt Lake City, Utah 84108

      5. Management. The Company shall be managed by managers. The names and street addresses of the initial managers of the Company are as follows:


                                Richard P. Durham
                                500 Huntsman Way
                           Salt Lake City, Utah 84108

                                  Jack E. Knott
                                500 Huntsman Way
                           Salt Lake City, Utah 84108

                               N. Brian Stevenson
                                500 Huntsman Way
                           Salt Lake City, Utah 84108

                                Ronald G. Moffitt
                                500 Huntsman Way
                           Salt Lake City, Utah 84108

      6. Substitute Service of Process. The Director of the Utah Department of Commerce, Division of Corporations and Commercial Code is hereby appointed as the agent of the Company for service of process if the registered agent has resigned, the registered agent's authority has been revoked or the registered agent cannot be found or served with the exercise of reasonable diligence.


      The undersigned hereby affirms that he is a manager of the Company and that the facts stated in the foregoing Articles of Organization are true.


                                    /s/ Ronald G. Moffitt
                                    -----------------------------------------
                                    Ronald G. Moffitt



                       ACKNOWLEDGMENT OF REGISTERED AGENT

      The undersigned, Ronald G. Moffitt, hereby acknowledges that he has been named as registered agent of Huntsman Packaging of Canada, LLC, a Utah limited liability company, and hereby agrees to act as registered agent of said limited liability company.


                                    /s/ Ronald G. Moffitt
                                    -----------------------------------------
                                    Ronald G. Moffitt

                                                                       EXHIBIT B

                              CAPITAL CONTRIBUTIONS


                 MEMBER                        DESCRIPTION OF CONTRIBUTION
                 ------                        ---------------------------

Huntsman Packaging Corporation           All assets of Ellehammer Industries,
                                         Ltd.






                                      B-1